EXIDE TECHNOLOGIES

RESTRICTED STOCK AWARD AGREEMENT

This RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) is entered into as of July 26, 2010 between EXIDE TECHNOLOGIES, a Delaware corporation (the “Company”) and JAMES R. BOLCH (“Executive”).

WHEREAS, the Company and Executive are parties to an employment agreement dated June 10, 2010 (the “Employment Agreement”); and

WHEREAS, in accordance with Section 5(b)(iv) of the Employment Agreement, in consideration of Executive’s entering into employment with the Company, Executive is to receive a grant of 750,000 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) as restricted shares on the date on which he commences his employment with the Company.

NOW, THEREFORE, the Company, as of July 26, 2010 (the “Date of Grant”), hereby grants to Executive 750,000 shares of restricted Common Stock (the “Restricted Shares”), effective as of the Date of Grant, subject to the following terms, conditions, limitations and restrictions.

1.	Issuance of Restricted Shares. The Restricted Shares covered by this Agreement shall be issued to Executive effective upon the Date of Grant. The shares of Common Stock subject to this grant of Restricted Shares shall be registered in Executive’s name and shall be fully paid and nonassessable. Any certificate or other evidence of ownership shall bear an appropriate legend referring to the restrictions hereinafter set forth.

2.	Documents Delivered with Agreement. The Company has delivered to Executive, along with a copy of this Agreement, a copy of the Company’s most recent integrated Annual Report to Shareholders and Form 10-K (the “Annual Report”). By executing this Agreement, Executive acknowledges receipt of these documents.

3.	Restrictions on Transfer of Shares. The shares of Common Stock subject to this grant of Restricted Shares may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by Executive, except to the Company, unless the Restricted Shares are nonforfeitable as provided in Section 4 or Section 7 hereof; provided, however, that Executive’s rights with respect to such shares of Common Stock may be transferred by will or pursuant to the laws of descent and distribution. Any purported transfer or encumbrance in violation of the provisions of this Section 3 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such shares of Common Stock. The Company may, in its sole discretion, waive the restrictions on transferability with respect to all or a portion of the shares of Common Stock subject to this grant of Restricted Shares.

4.	Vesting of Restricted Shares. Subject to Section 7 of this Agreement, all of the Restricted Shares covered by this Agreement shall become nonforfeitable on the third anniversary of the Date of Grant, if Executive remains in the continuous employ of the Company or any subsidiary through such date (the “Vesting Date”).

5.	Forfeiture of Shares. Notwithstanding any other provision of this Agreement to the contrary but except as otherwise provided in Section 7 of this Agreement, any unvested Restricted Shares shall be forfeited if Executive’s employment with the Company or a subsidiary is terminated prior to the Vesting Date. In the event of a forfeiture, the certificate(s) representing the Restricted Shares covered by this Agreement shall be cancelled.

6.	Dividend, Voting and Other Rights. Except as otherwise provided herein, from and after the Date of Grant, Executive shall have all of the rights of a stockholder with respect to the Restricted Shares covered by this Agreement, including the right to vote such Restricted Shares and receive any dividends that may be paid thereon; provided, however, that any additional shares of Common Stock or other securities that Executive may become entitled to receive pursuant to a stock dividend, issuance of rights or warrants, stock split, combination of shares, recapitalization, merger, consolidation, separation, or reorganization or any other change in the capital structure of the Company shall be subject to the same restrictions, and Executive shall have the same rights and privileges with respect thereto, as the Restricted Shares covered by this Agreement.

7.	Termination of Employment. In the event Executive’s employment is terminated (a) by the Company without Cause (as defined in the Employment Agreement), (b) by Executive with Good Reason (as defined in the Employment Agreement), (c) by the Company due to Executive’s “Disability” (as defined in the Employment Agreement), (d) due to the expiration and non-renewal of the Employment Period (as defined in the Employment Agreement) by the Company, or (e) due to Executive’s death, any Restricted Shares that remain unvested at the time of such termination shall become fully vested on the Date of Termination (as defined in the Employment Agreement).

8.	Retention of Stock Certificate(s) by the Company. Certificates representing the shares of Common Stock subject to this grant of Restricted Shares, if any, will be held in custody by the Company together with a stock power endorsed in blank by Executive with respect thereto, until those shares have become nonforfeitable in accordance with Section 4 or Section 7.

9.	Section 83(b) Election Notice. If Executive is a U.S. citizen and makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to Executive’s Restricted Shares (a “Section 83(b) Election”), Executive agrees to provide a copy of such election to the Company within 10 days after filing that election with the Internal Revenue Service. A sample form of Section 83(b) Election is attached hereto as Exhibit A.

10.	Registration of Common Stock. As soon as practicable following the Date of Grant, the Company shall file a registration statement on Form S-8 under the Securities Act of 1934, as amended, to register the vested shares of Common Stock received pursuant to this grant of Restricted Shares for resale and, upon request by Executive, shall make reasonable efforts to promptly update such registration statement as required by applicable securities laws.

11.	Taxes and Withholding. (a) To the extent that the Company shall be required to withhold any federal, state, local or foreign taxes in connection with the issuance or vesting of the Restricted Shares (including in the event that Executive makes an election under Section 83(b) of the Code with respect to the Restricted Shares), and the amounts available to the Company for such withholding are insufficient, Executive shall pay such taxes or make provisions that are satisfactory to the Company for the payment thereof. Unless otherwise determined by the Board of Directors of the Company (the “Board”), Executive may elect to satisfy all or any part of any such withholding obligation by (i) paying cash, (ii) surrendering to the Company a portion of the shares of Common Stock that are issued or transferred to Executive or that become nontransferable by Executive hereunder, and the shares of Common Stock so surrendered by Executive shall be credited against any such withholding obligation at the Market Value per Share of such shares of Common Stock on the date of such surrender, or (iii) a combination of such methods.

(b) For purposes of this Agreement, “Market Value per Share” means, as of any particular date (the “Determination Date”), the following:

(i)	Prior to May 5, 2011, (A) the average closing price of the Common Stock for the ten consecutive trading days immediately preceding, but not including, the Determination Date as reported on the Nasdaq Stock Market; or (B) if such shares of Common Stock are not traded on the Nasdaq Stock Market but are quoted on the New York Stock Exchange or the American Stock Exchange, or a successor system, the average closing price of the Common Stock for the ten consecutive trading days immediate preceding, but not including, the Determination Date; or (C) if such shares of Common Stock are not traded on the Nasdaq Stock Market or on any other national securities exchange, but are otherwise traded in the over-the-counter market, the average mean between the representative bid and asked prices for the ten consecutive trading days immediately preceding, but not including, the Determination Date; or (D) if subsections (A) through (C) hereof do not apply, the fair market value established in good faith by the Board. Notwithstanding the previous sentence, in the event the Market Value per Share, as calculated under subsections (A) through (D) hereof, is less than the closing price of the Common Stock on the Date of Grant, then the Market Value per Share shall be equal to the closing price of the Common Stock on the Date of Grant.

(ii)	Effective May 5, 2011, the closing sale price of the Common Stock as reported on the Nasdaq Stock Market or, if not listed on such exchange, on any other national securities exchange on which the Common Stock is listed. If the Common Stock is not traded as of any given date, the Market Value per Share means the closing price for the Common Stock on the principal exchange on which the Common Stock is traded for the immediately preceding date on which the Common Stock was traded. If there is no regular public trading market for the Common Stock, the Market Value per Share of the Common Stock shall be the fair market value of the Common Stock as determined in good faith by the Board.

12.	Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any shares of Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

13.	Continuous Employment. For purposes of this Agreement and except to the extent an event described in Section 7 occurs, the continuous employment of Executive with the Company or any subsidiary shall not be deemed to have been interrupted, and Executive shall not be deemed to have ceased to be an employee of the Company or subsidiary, by reason of (a) the transfer of his employment among the Company and its subsidiaries or (b) a leave of absence approved by the Board.

14.	Certain Determinations. Application, violation, or other interpretation of the terms of this Agreement shall be determined by the Board, in its sole discretion, and its determination shall be final and binding on Executive and the Company. No member of the Board will be liable for any such action or determination made in good faith.

15.	Amendments. Any amendment to the Employment Agreement shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of Executive under this Agreement without Executive’s prior written consent.

16.	Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid or unenforceable shall be reformed to the extent (and only to the extent) necessary to make it enforceable and valid.

17.	Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

18.	Complete Agreement. This Agreement and the Employment Agreement embody the complete agreement and understanding between the parties with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or between the parties, written or oral, that may have related to the subject matter hereof in any way.

19.	Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute the same instrument.

BY EXECUTIVE’S SIGNATURE BELOW, along with the signature of the Company’s representative, Executive and the Company agree that the Restricted Shares are awarded under and governed by the terms and conditions of this Agreement.

EXIDE TECHNOLOGIES

By:

[A duly authorized Director or Officer]

Address:	13000 Deerfield Parkway

Building 200

Milton, GA 30004

The undersigned hereby accepts the terms of this Agreement.

James R. Bolch

Address:

Exhibit A

Section 83(b) Election Form

Attached is an Internal Revenue Code Section 83(b) Election Form. IF YOU WISH TO MAKE A SECTION 83(B) ELECTION, YOU MUST DO SO WITHIN 30 DAYS AFTER THE DATE THE RESTRICTED SHARES COVERED BY THE ELECTION WERE TRANSFERRED TO YOU. In order to make the election, you must completely fill out the attached form and file one copy with the Internal Revenue Service office where you file your tax return. In addition, one copy of the statement also must be submitted with your income tax return for the taxable year in which you make this election. Finally, you also must submit a copy of the election form to the Company within 10 days after filing that election with the Internal Revenue Service. A Section 83(b) election normally cannot be revoked.

EXIDE TECHNOLOGIES

________________________________________________________
Election to Include Value of Restricted Shares in Gross Income
in Year of Transfer Under Internal Revenue Code Section 83(b)
_________________________________________________________

Pursuant to Section 83(b) of the Internal Revenue Code, I hereby elect within 30 days after receiving the property described herein to be taxed immediately on its value specified in item 5 below.

1.	My General Information:

Name:	—
Address:	—

S.S.N.

•	r T.I.N.:

2.	Description of the property with respect to which I am making this election:

       shares of Common Stock of Exide Technologies.

3.	The Restricted Shares were transferred to me on , 20 . This election relates to the 20 calendar taxable year.

4.	The Restricted Shares are subject to the following restrictions:

The Restricted Shares are forfeitable until they are earned in accordance with the Restricted Stock Award Agreement (“Agreement”). The Restricted Shares generally are not transferable until my interest becomes vested and nonforfeitable, pursuant to the Agreement.

5. Fair market value:

The fair market value at the time of transfer (determined without regard to any restrictions other than restrictions which by their terms never will lapse) of the Restricted Shares with respect to which I am making this election is $    per share.

6. Amount paid for Restricted Shares:

The amount I paid for the Restricted Shares was $    per share.

7. Furnishing statement to employer:

A copy of this statement has been furnished to my employer,       . If the transferor of the Restricted Shares is not my employer, that entity also has been furnished with a copy of this statement.

8. Agreement not affected:

Nothing contained herein shall be held to change any of the terms or conditions of the Agreement.

Dated:              , 20      .

Taxpayer